Exhibit 10.28

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) by and between F-star Therapeutics, Inc. (“Client”) and Crimson Consulting, LLC and Darlene Deptula-Hicks, an individual (“Consultant”) is effective as of August 1, 2021 (the “Effective Date”).

RECITALS

WHEREAS the parties desire for the Client to engage Consultant to perform the services described herein and for Consultant to provide such services on the terms and conditions described herein; and

WHEREAS, the parties desire to use Consultant’s independent skill and expertise pursuant to this Agreement as an independent contractor;

NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.
Engagement of Services. Consultant agrees to provide consulting services to include performing various services and creating deliverables related to such services for the Client and its Affiliates, such Affiliates to include the following entities: F-star Therapeutics Inc.; SBP Securities Corporation; and F-star Therapeutics Limited, a company registered in England and Wales; (collectively referred to herein as the “Affiliates”). These services and deliverables (collectively, the “Services”) shall include the following: (a) providing accounting services and the support necessary to complete the financial reporting responsibilities of the business of the Client and its Affiliates and related services, including the following (i) consulting with the Client’s and its Affiliate’s Board of Directors, the officers of the Client and its Affiliates, and the Client and its Affiliate’s staff, as required to perform the services and provide the deliverables, (ii) being responsible for overseeing all aspects of the Client’s financial results, in particular, in preparing financial statements and the required preparation work for audits and other such financial reporting obligations of the Client and its Affiliates (iii) and generally, serving as the acting Chief Financial Officer of the group of companies consisting of the Client and its Affiliates; and (b) other services upon request of the Chief Executive Officer of the Client (the “Executive”). Consultant shall provide deliverables under this Section to the Executive or such other person designated by the Executive.

2.
Duty of Care and Covenants. Consultant agrees to exercise the highest degree of professionalism and utilize his/her expertise and creative talents in performing the Services. Consultant agrees to make him/herself available to perform such consulting Services throughout the Consulting Period, which shall include a minimum of 20 business days per month throughout the Consulting Period, and to be reasonably available to meet with the Client at its offices or otherwise. Consultant is expected to provide the Services during no more than 37.5 hours weekly, with any additional weekly hours to be subject to the approval of the Chief Executive Officer. In connection with the provision of the Services, the Consultant acknowledges, covenants and agrees the following

2.1
The Services shall be provided for such hours and at such places as are necessary for the proper performance of the Services and the Consultant shall travel to such places

(whether in or outside the United States) and in such manner and on such occasion as the Client may from time to time reasonably require in connection with the provision of the Services.

3.2
The Consultant shall promptly give to the Executive or to whomsoever the Executive may lawfully direct (in writing if so requested) all such information as it may reasonably require in connection with matters relating to the provision of the Services or the business of Client or its Affiliates.

3.3
The Consultant will provide the Services in compliance with all Applicable Law, where “Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of any relevant regulatory authorities, including securities exchanges or securities listing organizations, that may be in effect from time to time during the term of this Agreement and are applicable to the Services, the Client or its Affiliates or the Consultant.

3.4
Without limiting the generality of Section 2.3, the Consultant shall comply with all applicable laws, regulations, codes and sanctions relating to anti-bribery and anti- corruption including but not limited to the Bribery Act 2010 and the Foreign Corrupt Practices Act, and shall not engage in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010 if such activity, practice or conduct was or had been carried out in the UK or under the Foreign Corrupt Practices Act.

3.5
The Consultant will provide the Contracted Services in compliance with Client’s and its Affiliates then-current (a) code of conduct; (b) whistleblowing policy; (c) anti- bribery policy; (d) data protection policy; and (e) such other policies as Client or its Affiliates makes available to Consultant during the term of this Agreement, provided in each case that a copy of such policies has been provided to Consultant.

4.
Compensation and Payment Terms.

4.1
In consideration for the Services rendered pursuant to this Agreement and for the assignment of certain of Consultant’s right, title and interest pursuant hereto, Client will pay Consultant a consulting fee of $280.00 USD per hour for Services rendered during the Consulting Period (“Hourly Fees”) as of August 1, 2021.

4.2
Subject to the limits of this Section 3.2, the Client shall reimburse Consultant for all reasonable and necessary expenses incurred by Consultant in providing the Services under this Agreement (“Expenses”), provided that all such Expenses are billed at cost, and the Consultant has submitted related receipts and documentation with the relevant request for reimbursement (“Expense Report”). Any Expense in excess of US$ 5,000 shall require the prior approval of the Client. For the avoidance of doubt, Client will not reimburse for Consultant’s supplies, equipment, and operating costs, except as required for the Services and for the following types of expenses: meals and entertainment; travel; subsistence; mobile phone usage, airport parking, professional expenses, and other similar expenses associated with providing the Services.

4.3
The Hourly Fees and Expenses shall be invoiced and be paid monthly, and within 5 business days of the date of the receipt of the invoice for the Hourly Fees and the Expenses (provided that an Expense Report has been provided). Invoices shall be issued to the person or entity designated to receive such invoice by the Client (such designation to be made in writing by the Client) and shall include a time sheet identifying the number of hours of Services provided during the relevant period.

4.4
Consultant shall be eligible to receive an annual cash bonus (the “Annual Bonus”), with the target amount of such Annual Bonus equal to $168,000 or 40% of equivalent base pay, whichever is higher (the “Target Bonus”); provided that the actual amount of the Annual Bonus may be greater or less than the Target Bonus. The Annual Bonus shall be based on performance and achievement of Company and/or personal goals and objectives as defined by the Board of Directors or the Compensation Committee of the Board of Directors. The amount of the Annual Bonus shall be determined by the Board of Directors or Compensation Committee in its sole discretion, and shall be paid to Consultant no later than March 15th of the calendar year immediately following the calendar year in which it was earned. The Consultant must be providing services to the Client under this Agreement on the date that the Annual Bonus is paid to the Consultant in order to be eligible for, and to be deemed as having earned, such Annual Bonus.

5.
Intellectual Property.

5.1
For the purposes of this Agreement: (a) “Intellectual Property” means patents, rights to inventions, registered and unregistered trade and service marks, copyrights (including moral rights), rights in the nature of copyright, registered designs and unregistered design rights, rights in trade secrets and know-how and all other intellectual property rights and analogous rights as may exist anywhere in the world for the full term of those rights together with all reversions, revisions, extensions and renewals, all registrations and pending registrations, the benefit of any pending applications for such registrations and the right to apply for registrations or for the protection of such rights and all rights of action, powers or benefits belonging or accrued in relation to such rights (including the right to sue for and recover damages for past infringement); and (b) “Work Product” means all Intellectual Property created by the Consultant in connection with the Services, including without limitation, any document, discovery, development, invention, technique, improvement, design, process, formula, idea, information, computer program, copyright work (including, but not limited to, drawings, designs, graphics, reports and typographical arrangements), business or trade name or get-up (whether capable of being patented or registered or not), including all Intellectual Property rights related thereto, made, created, devised, developed or discovered by the Consultant either alone or with any other person during the course of this Agreement or capable of being used or adapted for use by the Client or its Affiliates or in connection with the business of the Client or its Affiliates.

5.2
Ownership of Work Product and F-star Intellectual Property. Consultant hereby irrevocably assigns, grants and conveys to Client all right, title and interest now existing or that may exist in the future throughout the world in and to any document, development or Work Product, that is made, authored, developed, conceived, reduced to practice or created by Consultant, to which Consultant contributes, or which relates to Consultant’s Services provided pursuant to this Agreement, including all copyrights, trademarks and other Intellectual Property (including but not limited to patent rights) or other proprietary rights relating thereto. Consultant acknowledges and agrees that: (a) any and all Work Product shall be and remain the property of Client; (b) Consultant does not have any ownership interest in the Work Product or any Intellectual Property owned by the Client or its Affiliates; and (c) all Intellectual Property owned by the Client or its Affiliates shall be the exclusive property of the Client or its Affiliates. Consultant agrees to disclose all Work Product or any other Intellectual Property made, authored, developed, conceived, reduced to practice or created by Consultant in connection with the Services, fully and in writing, to the Client promptly after development of the same, and at any time upon request. Consultant will not include property belonging to any third party in the Services, Work Product or any deliverables without Client’s prior written consent.

1.3
Assistance Relating to Intellectual Property. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to (a) confirm such assignment referred to in Section 4.2 and (b) secure to the Client and its Affiliates the rights set forth in this Agreement with respect to the Work Product and any other Intellectual Property made, authored, developed, conceived, reduced to practice or created by the Consultant in connection with the Services, including but not limited to: (i) apply or join with the Client or its Affiliates in applying for patent, copyright, registered design, trade mark or other protection or registration in the United States, the United Kingdom and in any other part of the world; (ii) execute and do all instruments and things necessary for vesting such patents, copyrights, registered designs, trade marks or other protection or registration when obtained and all right title and interest to and in the same absolutely and as sole beneficial owner in the Client or in such other person or entity as Client may specify; and (iii) sign and execute all such documents and do all such things as the Client may reasonably require in respect of any proceedings in respect of such applications and any publication or application for revocation of such patent, copyrights, registered designs, trade marks or other protection. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Client’s request, but in any case within five (5) business days, the Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf and for the purpose of giving to Client the full benefit of this Section 4, which appointment is coupled with an interest. Consultant shall not attempt to register any Work Product or other Intellectual Property created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. Consultant retains no rights in the Work Product and agrees not to challenge Client’s ownership of the rights embodied in the Work Product or any other Intellectual Property owned by the Client or its Affiliates. Consultant further agrees to assist Client in every proper way to enforce Client’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as Client may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing Client’s rights relating to the Work Product.

1.4
Artist’s, Moral, and Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against Client. In the event that Consultant has any such rights that cannot be assigned or waived Consultant hereby grants to Client a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.

5.
Representations and Warranties. Consultant represents and warrants and covenants that: (a) Consultant has the full right and authority to enter into this Agreement and perform his/her obligations hereunder; (b) Consultant has the right and unrestricted ability to assign the Work Product to Client as set forth in Sections 4; (c) the Work Product has not heretofore been published in its entirety; and (d) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other Intellectual Property right or other proprietary right of any person, whether contractual, statutory or common law.

6.
Independent Contractor Relationship. Consultant is an independent contractor and not an employee of the Client. Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The manner and means by which Consultant chooses to complete the consulting services are in Consultant’s sole discretion and control. In completing the consulting services, Consultant agrees to provide his/her own equipment, tools and other materials at his/her own expense, other than equipment required to be provided by Client for security reasons or in order for the Consultant to provide the Services. Consultant is not authorized to represent that he/she is an agent, employee, or legal representative of the Client, other than as authorized in writing by the Executive. Consultant is not authorized to make any representation, contract, or commitment on behalf of Client or incur any liabilities or obligations of any kind in the name of or on behalf of the Client, other than as authorized in writing by the Executive or as is expected of the Chief Financial Officer. Consultant shall be free at all times to arrange the time and manner of performance of the consulting services. Consultant is not required to maintain any schedule of duties or assignments. Consultant is also not required to provide reports to the Client, other than as requested in writing by the Executive.

7.
Consultant’s Responsibilities. As an independent contractor, the mode, manner, method and means used by Consultant in the performance of services shall be of Consultant’s selection and under the sole control and direction of Consultant. Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof. Any persons employed by or subcontracting with Consultant to perform any part of Consultant’s obligations hereunder shall be under the sole control and direction of Consultant and Consultant shall be solely responsible for all liabilities and expenses thereof. The Client shall have no right or authority with respect to the selection, control, direction, or compensation of such persons.

8.
Tax Treatment. Consultant and the Client agree that the Client will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor, that neither he/she nor his/her employees are entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant, or any employee of Consultant, is injured in any manner while performing obligations under this Agreement. Consultant will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes for Consultant and his/her employees. The Client will not withhold any taxes or prepare W-2 Forms for Consultant, but will provide Consultant with a Form 1099, if required by law. Consultant is solely responsible for, and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement, except as provided herein. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant with the appropriate taxing authorities, as required by law.

9.
No Employee Benefits. Consultant acknowledges and agrees that neither he/she nor anyone acting on his/her behalf shall receive any employee benefits of any kind from the Client. Consultant (and Consultant’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs as a result of the performance of services under this Agreement, without regard to Consultant’s independent contractor status. In addition, Consultant (on behalf of its/his/herself and on behalf of Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Client’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Client to its employees.

10.
Expenses and Liabilities. Except for specifically approved Expenses reimbursed in accordance with the terms set forth in Section 3.2 above, Consultant agrees that as an independent contractor, he/she is solely responsible for all operating costs and profits/losses she incurs in connection with the performance of the Services. Consultant understands that he/she will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Client, except for the specifically approved Expenses reimbursed in accordance with Section 3.2 above. In addition, the Client does not guarantee to Consultant that fees derived from Consultant’s business will exceed Consultant’s costs.

11.
Non-Exclusivity. The Client reserves the right to engage other consultants to perform services, without giving Consultant a right of first refusal or any other exclusive rights. Consultant reserves the right to perform services for other persons, provided that the performance of such services do not conflict or interfere with services provided pursuant to or obligations under this Agreement and such activity does not cause a breach of Consultant’s obligations to provide the Services.

12.
No Conflict of Interest. During the term of this Agreement, unless written permission is given by the Executive, Consultant will not: accept work, enter into a contract, or provide services to any Competitive Company that provides products or services which compete with the products or services provided by the Client (where “Competitive Company” shall mean any company that is active in a business field, i.e., Fc-based protein therapeutics, not including full-length monoclonal antibodies) of the Client or its Affiliates; enter into any agreement or perform any services which would conflict or interfere with the Services provided pursuant to or the obligations under this Agreement. Consultant represents and warrants to the Client: that there is no other contract or duty on his/her part that prevents or impedes Consultant’s performance under this Agreement; and that Consultant does not have any express or implied obligation to any third party, which in any way conflicts with any of the obligations relating to this Agreement. The Consultant shall disclose in advance to the Client any potential conflict of interest and immediately disclose any conflict of interest which arises in relation to the provision of the Services as a result of any present or future appointment, employment, consulting engagement, investment or other interest of the Consultant. Consultant agrees: not to disclose to the Client or its Affiliates any knowledge, information, inventions, discoveries and ideas which Consultant possesses under an obligation of confidentiality to a third party; and to indemnify Client and its Affiliates from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.

13.
Non-disclosure Obligations.

13.1
Confidential Information. Consultant agrees to hold Client’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties. Consultant also agrees not to use any of Client’s Confidential Information for any purpose other than performance of Consultant’s services hereunder. “Confidential Information” as used in this Agreement shall mean all information in whatever form (including without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) disclosed by Client or its Affiliates to Consultant, or otherwise, regarding Client, its Affiliates or its business obtained by Consultant pursuant to Services provided under this Agreement that is not generally known in the Client’s trade or industry and shall include, without limitation, (a) information relating to the current, future and proposed products or services of the Client or its Affiliates and its suppliers or end clients; (b) information relating to the Client’s or its Affiliates’ business methods, plans, systems, finances or projects, training and development and research or development projects; (c) trade secrets, drawings, inventions, know-how, copyrighted works (including documents and software programs) or any information relating to the Intellectual Property owned by the Client or its Affiliates or the Work Product; (d) information relating to the identity and business affairs of the Client’s and its Affiliates’ customers and clients, potential customers and clients, and including proprietary or confidential information of any third party who may disclose such information to Client or its Affiliates or Consultant in the course of Client’s or its Affiliate’s business; (e) information relating to the provision of products or services to which the Client or its Affiliates attach confidentiality or in respect of which they hold an obligation of confidentiality to a third party; (f) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (g) information relating to the Client or its Affiliates that is not in the public domain and relates to raw materials, research and developments, formulae, formulations, methods of treatment, processing, manufacture or production, process and production controls including quality controls, suppliers and their production and delivery capabilities, customers and details of their particular requirements, costings, profit margins, discounts, rebates and other financial information, marketing strategies and tactics, current activities and current and future plans; (h) information regarding the skills and compensation of employees, contractors or other agents of the Client or its Affiliates; and (i) information which comes to the Consultant’s attention or possession and which is regarded or could reasonably be regarded as confidential, whether or not any such information is marked “confidential”. Consultant’s obligations set forth in this Section shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (i) is in the public domain through no fault of Consultant; (ii) has been rightfully independently communicated to Consultant free of any obligation of confidence; or (iii) was developed by Consultant independently of and without reference to any information communicated to Consultant by Client. In addition, Consultant may disclose Client’s

Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by Client or its Affiliates is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of such Confidential Information. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Client and Consultant, nothing in this Agreement shall limit Consultant’s right to discuss Consultant’s engagement with the Client or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of Consultant’s engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or

(2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

14.2
Data Protection.

(a)
For the purposes of this Agreement: (i) “Data Protection Legislation” means unless and until the GDPR is no longer directly applicable in the UK, the General Data Protection Regulation/GDPR ((EU) 2016/679) and any national implementing laws, regulations and secondary legislation, as amended or updated from time to time, in the UK and then any successor legislation to the GDPR or the Data Protection Act 2018; “Data Subject” has the meaning set out in the Data Protection Legislation; and “Personal Data” has the meaning set out in the Data Protection Legislation.

(b)
Where the Consultant is acting as Client’s or its Affiliates data processor for the purposes of the Data Protection Legislation, the Consultant (and Client) shall comply with the provisions of Exhibit A.

(c)
The Consultant shall comply with all other data protection legislation in any Applicable Law.

15.
Term and Termination.

15.1
Term. The term of this Agreement and the “Consulting Period” is for the period from the Effective Date as set forth above through March 21, 2022, and shall thereafter automatically renew at the end of the Consulting Period for an additional 12 month Consulting Period, and successive 12-month Consulting Periods thereafter, unless (a) terminated with ninety

(90) days’ notice prior to the end of the prior Consulting Period or (b) unless earlier terminated as provided in this Agreement (i.e., Without Cause Termination or For Cause Termination).

15.2
Termination. Either party may terminate this Agreement for any reason, or no reason, upon ninety (90) days’ advance written notice (“Without Cause Termination). The Client may terminate this Agreement before its expiration immediately if the Consultant Materially Breaches the Agreement (“For Cause Termination”). The parties agree that a “Material Breach” by Consultant shall occur if she: (i) fails to abide by any recognized professional standard, including any ethical standard; (ii) fails to provide services as reasonably requested by the Executive; (iii) secures other full-time employment that prohibits his/her ability to provide services to the Client; (iv) breaches any other material obligations of this Agreement, or (v) violates the Applicable Law.

15.3
Effect of Termination. Upon any termination or expiration of this Agreement, Consultant (i) shall immediately discontinue all use of Client’s Confidential Information delivered under this Agreement; (ii) shall delete any such Client Confidential Information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to Client, or, at Client’s option, destroy, all copies of such Confidential Information then in Consultant’s possession. In the event the Client terminates this Agreement, or if Consultant terminates this Agreement, Consultant will not receive any additional consulting fees or other compensation as of the date of termination.

15.4
Survival. The rights and obligations contained in Sections 4-6, 8-9, 13, 14.3, 14.4, and 15-23 will survive any termination or expiration of this Agreement.

16.
Indemnification. Client shall indemnify and hold harmless the Consultant for any claims brought or liabilities imposed against the Consultant by Client or by any other party (including private parties, governmental bodies and courts), including claims related to worker’s compensation, wage and hour laws, employment taxes, and benefits, and whether relating to Consultant’s status as an independent contractor, or any other matters involving the acts or omissions of Consultant. Indemnification shall be for any and all losses and damages, including costs and attorneys’ fees.

17.
Successors and Assigns. Consultant may not subcontract or otherwise delegate his/her obligations under this Agreement without Client’s prior written consent. Client may assign this Agreement. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s subcontractors or delegatees.

18.
Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.
18.1
In the case of the Client: Eliot Forster, CEO

F-star Therapeutics, Inc.

Eddeva B920 Babraham Research Campus Cambridge, CB22 3AT

18.2
In the case of Darlene Deptula-Hicks: To the Consultant’s address:

Crimson Consulting, LLC

30 Crane Crossing Road Plaistow, NH 03865

19.
Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts.

20.
Arbitration.

20.1
Procedure. Any and all disputes or controversies arising out of or relating to this Agreement and Consultant’s performance of the Services shall be exclusively and finally resolved by binding confidential arbitration by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules, in the Boston, Massachusetts metropolitan area. Any award made shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

20.2
Appointment of Arbitrators, Rules. The arbitration shall be conducted by an arbitrator reasonably knowledgeable about the pharmaceutical, biotechnology or technology industries, with at least ten (10) years’ experience as a qualified lawyer and a partner in an international law firm (collectively, the “Qualifications”), and acceptable to the parties. If the parties cannot agree on a single arbitrator within 30 days after a demand for arbitration has been made, Client shall appoint an arbitrator with the Qualifications, Consultant shall appoint an arbitrator with the Qualifications , the two arbitrators shall appoint a third arbitrator with the Qualifications, and the three arbitrators shall hear and decide the issue in controversy. If either party fails to appoint an arbitrator or the arbitrators fail to appoint a third arbitrator within 45 days after service of the demand for arbitration, then JAMS shall appoint an arbitrator for a party who has not appointed an arbitrator and JAMS shall appoint the third arbitrator, in each case with the Qualifications, and the three arbitrators so appointed shall arbitrate any controversy in accordance with this Section 19. Except as to the selection of arbitrators, the arbitration proceedings shall be conducted promptly and in accordance with the JAMS rules then in effect.

20.3
Fees and Expenses. The arbitrator’s fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Client; provided, however, that at Consultant’s option, Consultant may voluntarily pay up to one- half the costs and fees.

20.4
Confidentiality of Proceedings. All arbitration proceedings hereunder shall be confidential and the arbitrator(s) shall issue appropriate protective orders to safeguard each party’s Confidential Information. Except as required by law, no party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s) without prior written consent of the other party.

20.5
Interim Equitable Relief. Notwithstanding this Section 19, each party shall not be precluded from seeking equitable relief (including but not limited to interim injunctive relief) in any court having jurisdiction to protect its interests.

20.6
Binding Effect. The provisions of this Section 19 shall survive any termination of this Agreement, and shall be severable and binding on the parties hereto, notwithstanding that any other provision of this Agreement may be held or declared to be invalid, illegal or unenforceable.

21.
Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

22.
Waiver. The waiver by Client of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

23.
Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate and attorney’s fees).

24.
Entire Agreement. This Agreement constitutes the entire understanding of the parties relating to the subject matter and supersedes any previous oral or written communications, representations, understanding, or agreement between the parties concerning such subject matter. This Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and the Client.

[The remainder of this page is intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

“CLIENT”

F-STAR THERAPEUTICS, INC.

By: /s/Eliot Forster

Chief Executive Officer

“CONSULTANT”

CRIMSON CONSULTING, LLC

/s/ Darlene Deptula-Hicks

Name: Darlene Deptula-Hicks

Signature Page to Consulting Agreement

Exhibit A Data Protection

1.
All parties to the Agreement will comply with all applicable requirements of the Data

Protection Legislation. This clause is in addition to, and does not relieve, remove or replace, a party’s obligations under the Data Protection Legislation. The Consultant shall process any Personal Data in accordance with the Data Protection Legislation

2.
The parties acknowledge that for the purposes of the Data Protection Legislation, the Client is the data controller and the Consultant is the data processor (where Data Controller and Data Processor have the meanings as defined in the Data Protection Legislation). Annex 1 sets out the scope, nature and purpose of processing by the Consultant, the duration of the processing and the types of Personal Data and categories of Data Subject.

3.
Without prejudice to the generality of clause 1, Client will ensure that it has all necessary appropriate consents and notices in place to enable lawful transfer of the Personal Data to the Consultant for the duration and purposes of this agreement, if any such Personal Data is to be transferred.

4.
Without prejudice to the generality of clause 1, the Consultant shall, in relation to any Personal Data processed in connection with the performance by the Consultant of its obligations under this agreement:

a.
process that Personal Data only on the written instructions of Client unless the Consultant is required by the laws of any member of the European Union or by the laws of the European Union applicable to the Consultant to process Personal Data. Where the Consultant is relying on laws of a member of the European Union or European Union law as the basis for processing Personal Data, the Consultant shall promptly notify the Client of this before performing the processing required by the applicable laws unless those applicable laws prohibit the Consultant from so notifying the Client;

b.
ensure that it has in place appropriate technical and organisational measures, reviewed and approved by Client, to protect against unauthorised or unlawful processing of Personal Data and against accidental loss or destruction of, or damage to, Personal Data, appropriate to the harm that might result from the unauthorised or unlawful processing or accidental loss, destruction or damage and the nature of the data to be protected, having regard to the state of technological development and the cost of implementing any measures (those measures may include, where appropriate, pseudonymising and encrypting Personal Data, ensuring confidentiality, integrity, availability and resilience of its systems and services, ensuring that availability of and access to Personal Data can be restored in a timely manner after an incident, and regularly assessing and evaluating the effectiveness of the technical and organisational measures adopted by it);

c.
keep the Personal Data confidential; and

d.
not transfer any Personal Data outside of the European Economic Area unless the prior written consent of Client has been obtained and the following conditions are fulfilled:

i.
Client or the Consultant has provided appropriate safeguards in relation to the transfer;

ii.
the data subject has enforceable rights and effective legal remedies;

iii.
the Consultant complies with its obligations under the Data

Protection Legislation by providing an adequate level of protection to any Personal Data that is transferred; and

iv.
the Consultant complies with reasonable instructions notified to it in advance by Client with respect to the processing of the Personal Data;

f.
assist Client, at Client’s cost, in responding to any request from a Data Subject and in ensuring compliance with its obligations under the Data Protection Legislation with respect to security, breach notifications, impact assessments and consultations with supervisory authorities or regulators;

g.
notify Client without undue delay on becoming aware of a Personal Data breach;

h.
at the written direction of Client, delete or return Personal Data and copies thereof to Client on termination of the agreement unless required by Applicable Law to store the Personal Data; and

i.
maintain complete and accurate records and information to demonstrate its compliance with this clause and allow for audits by Client or Client’s designated auditor.

6.
Client does not consent to the Consultant appointing any third party processor of Personal Data under this agreement.

7.
Client may, at any time on not less than 30 days’ notice, revise this Exhibit by replacing it with any applicable controller to processor standard clauses or similar terms forming part of an applicable certification scheme (which shall apply when replaced by attachment to this agreement).

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Scope/Subject matter

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Annex 1 to Exhibit A

Processing, Personal Data and Data Subjects Processing by the Consultant

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To ensure the Consultant can comply with the obligations to Client and provide the Services to Client as required by the Agreement.

Nature

Organization, structuring, storage, adaption or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, erasure or destruction of data.

Purpose of processing

To perform the Services. Duration of the processing The term of the Agreement. Types of personal data

In relation to existing and ex-staff of the Client or its Affiliates (including but not limited to employees, directors, consultants, temporary works, agency workers and apprentices), names, addresses, email addresses, dates of birth, NI number, employee number, telephone number, salary information and other financial data, performance records, training records, professional qualifications, employment history, benefits (such as medical insurance), images or photos and health data.

In relation to job applicants, contact details, including name, address, email address and telephone number, dates of birth, NI number, professional qualifications, employment history and images or photos.

Contact details of suppliers, including name, address, email address and telephone number. Health data of clinical trial subjects.

Contact details of customers, including name, address, email address and telephone number.

Contact details of investors, including name, address, email address, telephone number and financial information.

Categories of data subject

DocuSign Envelope ID: A6DDDC93-528A-4AD5-ACEF-C953A8490995

Existing and ex-staff of Client and its Affiliates (including but not limited to employees, directors, consultants, temporary works, agency workers and apprentices), job applicants, suppliers, clinical trial subjects, customers and investors.

DocuSign Envelope ID: A6DDDC93-528A-4AD5-ACEF-C953A8490995